EXHIBIT 24

                              CONFIRMING STATEMENT

     This Statement confirms that the undersigned, John Brady, has authorized and designated Lynn Fetterman to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Arcadia Resources, Inc. The authority of Lynn Fetterman under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of Arcadia Resources, Inc., unless earlier revoked in writing. The undersigned acknowledges that Lynn Fetterman is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Dated:   July 17, 2007                          /s/  John Brady
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                                                     John Brady